Exhibit 99.2

Press Release
For Immediate Release

GraphOn Contact:
Bill Swain
GraphOn Corporation
1.800.GRAPHON
www.graphon.com

GraphOn Corporation Appoints

Michael Brochu to the Board of Directors

SANTA CRUZ, CA – April 20, 2012 – GraphOn Corporation (OTCBB: GOJO.OB), a leading worldwide developer of cloud application delivery and Web-enabling solutions, announced today that it has named Michael Brochu to the company’s board of directors.

Mr. Brochu is a seasoned technology executive with over 20 years of senior-level experience at a variety of global companies. Most recently, he was president and chief executive officer of Global Market Insite (GMI), a developer of technology platforms serving the market research industry. GMI was acquired by WPP in September 2011. Previously, he served as president and chief executive officer of Loudeye Corporation, a worldwide leader in business-to-business digital media solutions that was acquired by Nokia Corporation in 2006.

From 1997 to 2004, Mr. Brochu was president and chief executive officer of Primus Knowledge Solutions, which consummated its initial public offering in 1999 and was acquired by Art Technology Group in 2004. Primus developed award-winning software, enabling companies to provide a superior customer experience via contact centers, help desks, Web self-service, and electronic communication channels.

From 1995 to 1997, Mr. Brochu served as president and chief operating officer of Sierra On-Line, Inc., one of the world’s largest publishers of interactive entertainment, educational, and home productivity software. He spearheaded efforts that increased sales by more than 300 percent, culminating with the acquisition of Sierra On-Line by CUC International in 1996 for more than US $1 billion.

Mr. Brochu currently sits on the board of directors of Centro Digital Media, Vines of Mendoza, and Zotec Partners, and on the advisory board of Seattle-based venture capital firm Voyager Capital, which was also one of GMI’s early institutional investors. Mr. Brochu was named Ernst & Young’s Entrepreneur of the Year in 2000.

“We are pleased to announce Mike’s appointment to the GraphOn board of directors,” said Steve Ledger, GraphOn’s chairman of the board. “Mike is a highly accomplished, senior executive with a history of driving shareholder value at every one of his former companies. While his background and accomplishments speak for themselves, we believe his decision to join the board also speaks to the excitement and opportunity related to the new strategic direction of GraphOn.”

In August 2011, GraphOn raised $7.1 million of equity capital and set forth on a path towards building an expanded, strategic intellectual property portfolio, and related new product roadmap. As part of this new direction, GraphOn entered into a strategic alliance with ipCapital Group, Inc. (ipCG), a leading IP strategy firm, with iPCG’s founder and Managing Partner John Cronin joining the GraphOn board of directors.

GraphOn announced in January of this year that it had strengthened and expanded its intellectual property portfolio with the filing of 26 new U.S. patent applications tied to the company’s new product roadmap. These new applications are in addition to GraphOn’s existing portfolio of 26 issued U.S. patents and a number of patent applications previously filed.

GraphOn Appoints Michael Brochu
Page Two

About GraphOn Corporation
Founded in 1996, GraphOn Corporation is a publicly traded company headquartered in Santa Cruz, California. The company is an innovator of cost-effective, advanced solutions that help customers access applications from anywhere. GraphOn’s high-performance software solutions provide fast application access, cross-platform connectivity, and a centralized architecture that delivers a dramatically lower cost of ownership. The company’s GO-Global solutions can be used with Microsoft (MSFT) Windows, IBM AIX, Oracle (ORCL) Solaris, Hewlett-Packard (HPQ) HP-UX, Linux, Apple (AAPL) OS X and iOS, and other operating systems. For more information, call 1.800.GRAPHON in the USA, +44.1344.206549 in Europe, or visit www.graphon.com or www.facebook.com/graphon.

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with product introduction; our revenue could be adversely impacted if any of our significant customers reduces its order levels or fails to order during a reporting period; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other documents we have filed with the SEC.

GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

# # #